Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2014 with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2013 of American Realty Capital Healthcare Trust, Inc., which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report.

/s/ GRANT THORNTON LLP

New York, New York

July 11, 2014